Aberdeen Standard Silver ETF Trust

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Sponsor and Trustee
Aberdeen Standard Silver ETF Trust:

We consent to the use of our reports with respect to the financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
January 28, 2021